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                                                                    EXHIBIT 99.1


                COLLEGIATE PACIFIC ACQUIRES KESMIL MANUFACTURING;
                       REVENUES AND MARGINS TO ACCELERATE

         DALLAS--(BUSINESS WIRE)--Sept. 7, 2000--Collegiate Pacific (AMEX:BOO) today announced that it has completed the acquisition of Kesmil Manufacturing of Dallas for a combination of cash and notes.

         Kesmil manufactures a broad line of athletic equipment such as soccer goals and volleyball standards which are used in schools and institutions nationwide. Kesmil was founded by Collegiate's CEO and several former employees and was sold to Collegiate at a price approximating the development cost or a multiple of 2 times of projected annual earnings.

         Michael Blumenfeld, CEO of Collegiate, stated, "The impact of Kesmil will be immediate. Revenues associated with Kesmil products are increasing at a rate in excess of our internal growth which is near 50%. With no increase in personnel or advertising, Collegiate will realize a 40% increase in margins for the products manufactured by Kesmil as it becomes fully absorbed. Prior to the acquisition, Collegiate was the exclusive distributor of Kesmil products. By controlling the manufacturing process, the products and distribution channels are more easily expanded domestically and internationally. This acquisition is the prototype of corporate developments which Collegiate is pursuing. By adding significant increases in gross margins and no additional expenses, Collegiate realizes new earnings in direct proportion to the increase in revenues generated from the acquisition. It is anticipated that Collegiate will continue to focus new growth and acquisitions on proprietary type products such as those manufactured by Kesmil and has targeted several other operations as potential acquisition candidates."

         This release, other than historical data, consists of forward-looking statements that involve risk and uncertainties detailed from time to time with public filings made by the Company. Actual results may vary.


CONTACT: Collegiate Pacific, Dallas
Mike Blumenfeld, 972/243-8100